As filed with the Securities and Exchange Commission on November 1, 2005
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
MRV COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1340090
(State or other jurisdiction incorporation or organization)	(I.R.S. Employer Identification No.)
20415 Nordhoff Street, Chatsworth, CA 91311
(Address of principal executive offices, Zip Code)
Non-Director and Non-Executive Officer
Consolidated Long-Term Stock Incentive Plan(1)
(Full title of the Plan)
Noam Lotan
President and Chief Executive Officer
MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311
(818) 773-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)(2)	Share(3)	Price(3)	Registration Fee
Common Stock, $0.0017 par value per share	256,727	$3.62	$929,352	$109.38
Common Stock, $0.0017 par value per share	25,000	$3.70	92,500	10.89
Common Stock, $0.0017 par value per share	72,000	$3.23	232,560	27.37
Common Stock, $0.0017 par value per share	40,000	$1.91	76,400	8.99
Common Stock, $0.0017 par value per share	42,000	$1.85	77,700	9.15
Common Stock, $0.0017 par value per share	94,000	$2.17	203,980	24.01
Common Stock, $0.0017 par value per share	220,000	$2.13	468,600	55.15
Common Stock, $0.0017 par value per share	2,975,313	$1.94	5,772,107	$679.38

Totals	3,725,040		$7,853,199	$924.32

(1) Registrant’s Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan (the “Consolidated Plan”) was adopted in January 2003. As a result of the adoption of the Consolidated Plan, the plans set forth in the paragraphs immediately below in this footnote (the “Prior Plans”) were terminated and shares available for future grants of options or warrants under Prior Plans, including shares that became and become available as a consequence of the lapse, expiration or forfeiture of outstanding options or warrants granted under the Prior Plans, were rolled into, and became available for, future grants of options and other awards under the Consolidated Plan.

•	1998 Nonstatutory Stock Option Plan;

•	2001 MRV Communications, Inc. Stock Option Plan for Employees of Appointech, Inc.;

•	2000 MRV Communications, Inc. Stock Option Plan for Employees of AstroTerra Corporation;

•	MRV Communications, Inc. 2002 International Stock Option Plan;

•	Warrants provided to Nathan Shilo as trustee for employees and designated consultants of NBase Communications, Ltd. exercisable on July 19, 1996, July 13, 1997, July 13, 1998, January 2, 1998 and January 4, 1999.
•	Italian Employees Warrant Program;

•	MRV Communications, Inc. 2002 Nonstatutory Stock Option Plan for Employees of Luminent, Inc.; and

•	Stock options issued and outstanding on the effective date of the merger of Luminent under the Luminent Amended and Restated 2000 Stock Option Plan that were assumed by MRV and exercisable for 0.43 shares of Common Stock for each share of Luminent held under the relevant option;

•	2000 MRV Communications, Inc. Stock Option Plan for Employees of Optronics International Corp.

This registration statement registers the shares previously underlying the Prior Plans that have been rolled into the Consolidated Plan through October 31, 2005.
(2) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall cover an indeterminate number of additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.
(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)(i) under the Securities Act, based on the price at which the options may be exercised or the average of the high and low prices of registrant’s shares as reported on the Nasdaq Stock Market on October 28, 2005, as applicable.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing information specified in this Part I are being separately provided to the Registrant’s employees, officers, directors and consultants as specified by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.
(a)	The Annual Report on Form 10-K of MRV Communications, Inc. (the “Company” or “Registrant”) for the year ended December 31, 2004 filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2005;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the Commission on May 10, 2005;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Commission on July 29, 2005;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Commission on October 31, 2005;

(e)	The Registrant’s Current Reports on Form 8-K filed with the Commission since December 31, 2004 as follows: on February 15, 2005, on February 24, 2005, on May 3, 2005 and on July 29, 2005; and

(f)	The description of the common stock contained in Registrant’s Registration Statement on Form 8-A filed with the Commission on June 8, 1992, as amended by its Form 8-A/A filed with the Commission on February 24, 1994, including any amendment or report filed for the purpose of updating such description.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law allows for indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Article 8 of the Registrant’s Certificate of Incorporation and Article IX of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors, officers, employees, and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS

4.1	Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 4.1 filed as part of Registrant’s Registration Statement on Form S-8 (File No. 333-107109).
4.2	Form of Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan Stock Option Agreement (incorporated by reference to Exhibit 4.2 filed as part of Registrant’s Registration Statement on Form S-8 (File No. 333-107109).
5.1	Opinion of counsel as to legality of securities being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included herein on the signature page).
ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on November 1, 2005.

MRV COMMUNICATIONS, INC
By:	/s/ Noam Lotan
Noam Lotan
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Noam Lotan, his true and lawful attorney-in-fact and agent with full power of power substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign this Registration Statement, and to file any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent thereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Noam Lotan (Noam Lotan)	President and Chief Executive Officer (Principal Executive Officer)	November 1, 2005

/s/ Shlomo Margalit (Shlomo Margalit)	Chairman of the Board, Chief Technology Officer, and Secretary	November 1, 2005

/s/ Shay Gonen (Shay Gonen)	Chief Financial Officer (Principal Finance and Accounting Officer)	November 1, 2005

/s/ Igal Shidlovsky (Igal Shidlovsky)	Director	November 1, 2005

/s/ Guenter Jaensch (Guenter Jaensch)	Director	November 1, 2005

/s/ Daniel Tsui (Daniel Tsui)	Director	November 1, 2005

/s/ Baruch Fischer (Baruch Fischer)	Director	November 1, 2005

EXHIBIT INDEX

Sequentially
Exhibit		Numbered
Numbers		Page

4.1	Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 4.1 filed as part of Registrant’s Registration Statement on Form S-8 (File No. 333-107109).
4.2	Form of Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan Stock Option Agreement (incorporated by reference to Exhibit 4.2 filed as part of Registrant’s Registration Statement on Form S-8 (File No. 333-107109).
5.1	Opinion of counsel as to legality of securities being registered.	8
23.1	Consent of Independent Registered Public Accounting Firm.	9
23.2	Consent of counsel (included in Exhibit 5.1).
24.1	Power of Attorney (included herein on the signature page).